Vote-By-Phone Solicitation Script for
Putnam Income Fund

This script provides information to shareholders and solicits their vote by phone, to be confirmed by written confirmation.

Good Morning/Afternoon/Evening. May I please speak with (name of shareholder)? I am representing Putnam Investments in Boston. Do you have a moment? Is this a good time to talk?

To verify that I am speaking with the shareholder of record, may I confirm that you are (name of shareholder of record) and that your address of record is (address of record)?

(If the person is unwilling to confirm this information, thank them for their time and terminate the call.)

We recently mailed you a proxy statement and proxy card regarding the Putnam Income Fund shareholder meeting. As of today, we have not received your proxy vote. Did you receive your proxy material? (If yes, proceed as follows.)
Do you have any questions?

(If there are questions regarding the management fee proposal, please refer to the Q &A attached.)

To allow shareholder to participate in voting we have set up a procedure to vote by telephone. Would you like to vote by phone?

(If not, tell the shareholder they can still vote by proxy which has recently been mailed to them. Thank them for their time and terminate the call.)

(If they want to vote by telephone.) Our procedures for voting your proxy ballot by telephone are described in the proxy statement.

I will now read the information on the proxy card so that you can provide us with your voting instructions.

Putnam Income Fund

Proxy for a meeting of shareholders, April 6, 1995.

This proxy is solicited on behalf of the Trustees of the Fund.

The shareholder hereby appoints George Putnam, Hans H. Estin and William F. Pounds, and each of them separately, proxies, with power of substitution, and hereby authorizes them to represent and vote, as designated hereafter, at the meeting of shareholders of Putnam Income Fund, on April 6, 1995, at 2:00 p.m., Boston time, and at any adjournments thereof, all of the shares of the Fund which the shareholder would be entitled to vote if personally present.

This proxy when properly authorized will be voted in the manner directed herein by the shareholder. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting. The Trustees recommend a vote FOR electing all of the nominees for Trustees and FOR the following proposals:

1.   ELECTION OF TRUSTEES.

     The nominees are: Jameson Adkins Baxter, Hans H. Estin, John A. Hill, Elizabeth T. Kennan, Lawrence J. Lasser, Robert E. Patterson, Donald S. Perkins, William F. Pounds, George Putnam, George Putnam III, A.J.C. Smith, and W. Nicholas Thorndike.

     How would you like to vote on this proposal?

          For electing all of the nominees?
          For electing all nominees other than the following nominees? (specify nominees for whom voting authority is withheld)
          Withhold authority to vote for all nominees?

2.   RATIFY THE SELECTION OF COOPERS & LYBRAND L.L.P. AS
     AUDITORS.

          How would you like to vote on this proposal?
          For, Against or Abstain?

3.   APPROVE A NEW MANAGEMENT CONTRACT INCREASE THE
     MANAGEMENT FEES PAYABLE TO PUTNAM INVESTMENT
     MANAGEMENT, INC.

          How would you like to vote on this proposal?
          For, Against or Abstain?


Thank you.  Do you wish to send the entire message?

To repeat your instructions:

You voted:
     On proposal 1:
     On proposal 2:
     On proposal 3:
     Is this correct?

Thank you. We will be sending you a written confirmation of your vote. Please call us if the information on the confirmation is incorrect.
                  Q & A FOR PUTNAM INCOME FUND

On January 17, 1995, a proxy statement was sent to shareholders of Putnam Income Fund. Listed below are answers to the questions and concerns shareholders are likely to have regarding the proposal regarding a new management contract for this fund, followed by answers and information regarding each issue.

WHAT IS THE PROPOSED ANNUAL INCREASE OF MANAGEMENT FEES?

     Based upon net assets of the Fund as of November 30, 1994 of $947,628,099, the effective annual management fee rate under the proposed fee schedule would be 0.60% as compared to 0.37% under the existing schedule. This means that the annual expenses paid by a shareholder will result in an increase of $0.23 in annual expenses for each $100 invested in the fund. This is the first management fee increase for the fund since 1982. The new management fee schedule, like the old, provides for lower management fee rates as the fund's assets increase.

IS THIS AN ISOLATED FEE INCREASE OR IS PUTNAM RAISING FEES ON ALL
OR MANY OF THEIR FUNDS?


     The proposed higher fees for your Fund are the result of a comprehensive review by the Trustees of the management fees for all Putnam funds. Based upon this review, over the past several years, new management contracts have been implemented for most Putnam Funds. These new contracts provided for fee increases for some funds and for decreases for others. Overall, the fee changes have resulted in a net increase in the total management fees paid to Putnam Management by the Putnam funds. Consistent with these fee changes for other Putnam funds, the Trustees have recommended a fee increase for your Fund.

ARE PUTNAM'S FEES HIGHER THAN OTHER FUND GROUPS?

     The Trustees considered, among other factors, the nature and quality of the services being provided to each fund and the relative complexity of managing each fund. In addition, the Trustees compared investment performance, management fees, and other expenses with those of comparable funds managed by other mutual fund companies. The Trustees believe that the proposed increased fees are generally competitive with those of similar funds in other fund groups.

HOW DOES PUTNAM DECIDE WHETHER TO RAISE FEES ON FUNDS?

     Fee increases are not undertaken lightly. Before a fund's management fee can be raised, Putnam's Trustees, including the Trustees who are not affiliated with Putnam Management, voting separately, must agree to the increase. Then the proposed increase is put to a shareholder vote. In this particular instance, after considering a wide range of information relating to the fund, including comparative expense and performance information, the Trustees determined that the proposed new management contract is fair both to shareholders and to Putnam Management and will help to assure for the future the high quality of management services which the Fund has received in the past. As a result, the Trustees concluded that the contract is in the best interests of shareholders and recommended that you vote for its approval.

WHAT DOES A MANAGEMENT FEE PAY FOR?

     Mutual fund investors do face expenses beyond the purchase price of their shares. Included in these fees are the management fees which are paid to the fund's investment manager. In the case of all Putnam funds, fees are paid to Putnam Management as compensation and reimbursement for its services in managing the Funds' portfolios and performing various administrative functions. The specific items which management fees pay for include the following:

     1. Compensation of Putnam's highly talented investment advisory staff, including portfolio managers, analysts, and supporting personnel.

     2. Maintaining and obtaining critical investment-related technology, most notably the sophisticated computer system employed by Putnam Management's portfolio managers and analysts.

     3. Obtaining other important investment-related information including economic and market overviews, industry and company reviews, evaluations of investments, recommendations on specific investments, specialized publications, and pricing and quotation services.

HOW CAN IT BE IN SHAREHOLDERS' BEST INTEREST FOR THE FUND'S
MANAGEMENT EXPENSES TO GO UP?

     After considering a wide range of information relating to the Fund, including comparative expense and performance information, the Trustees determined that the proposed new management contract is fair both to shareholders and to Putnam Management and will help to assure for the future the high quality of management services which the Fund has received in the past. As a result, the Trustees concluded that the contract is in the best interests of shareholders and recommended that you vote for its approval.

HOW HAS THE FUND PERFORMED IN COMPARISON TO SIMILAR FUNDS?

     Another way of evaluating the performance of the fund is to compare it to other fixed-income funds. In reviewing the fund's relative performance, your Trustees and Putnam Management compare the fund to other funds with similar investment objectives and policies. The fund's class A total return at net asset value was in the top quarter of this group for the one-, three- and five-year periods ended October 31, 1994. In addition, the dividend yield of the fund for the 12 months then ended was in the top 21% of this group.